                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              GENERAL MAGIC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              [GENERAL MAGIC LOGO]

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94085

                                                                    May 16, 2001

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of GENERAL MAGIC, INC. on June 14, 2001, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California at 2:00 p.m., Pacific Daylight Savings Time.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 2000 GENERAL MAGIC, INC. Annual Report, which includes audited financial statements and certain other information.

     It is important that you take this opportunity to participate in the affairs of GENERAL MAGIC, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ KATHLEEN M. LAYTON
                                          Kathleen M. Layton
                                          Chief Executive Officer, President and
                                          Director

                              [GENERAL MAGIC LOGO]

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94085
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2001

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of General Magic, Inc. (the "Company"), which will be held on June 14, 2001, at 2:00 p.m. Pacific Daylight Savings Time at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, for the following purposes:

     1. To elect six (6) directors of the Company, consisting of five (5) Common Stock Directors and one (1) Series G Director, to hold office until the 2002 Annual Meeting and until their successors are elected and qualified.

     2. To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 20, 2001 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal executive offices of the Company.

                                          By Order of the Board of Directors,

                                          /s/ MARY E.DOYLE
                                          MARY E. DOYLE
                                          Secretary
Sunnyvale, California
May 16, 2001

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                              GENERAL MAGIC, INC.
                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94085
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of General Magic, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held June 14, 2001, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is May 16, 2001, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the year ended December 31, 2000 is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on April 20, 2001 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 67,435,267 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), issued and outstanding; 186 shares of Series D Convertible Preferred Stock, par value $0.001 (the "Series D Preferred Stock"), issued and outstanding, 428 shares of Series F Convertible Preferred Stock, par value $0.001 per share (the "Series F Preferred Stock"), issued and outstanding, 1,500 shares of Series G Convertible Preferred Stock, par value $0.001 (the "Series G Preferred Stock"), issued and outstanding (with voting power of 8,907,363 shares of Common Stock) and 580 shares of Series H Preferred Stock, par value $0.001 per share (the "Series H Preferred Stock"), issued and outstanding.

     Holders of Common Stock and the Series G Preferred Stock, voting together as a single class, have the right to elect five (5) directors to the Board of Directors (the "Common Stock Directors"). The Common Stock Directors will be elected by a plurality of the votes of the shares of Common Stock and the Series G Preferred Stock present in person or represented by proxy at this meeting. A majority of the shares of Common Stock and Series G Preferred Stock (on an as-if-converted basis) represented in person or by proxy at the Meeting will constitute a quorum for the purposes of electing the Common Stock Directors. The holder of the Series G Preferred Stock, voting as a separate class, has the exclusive right to elect one (1) member of the Company's Board of Directors (the "Series G Director"). The Series G Director will be elected by a plurality of the votes of the shares of Series G Preferred Stock present in person or represented by proxy at this meeting. A majority of the shares of Series G Preferred Stock present in person or represented by proxy at this meeting will constitute a quorum for the purposes of electing the Series G Director.

     The Common Stock and the Series G Preferred Stock will vote as a single class on all other matters to be voted on at this meeting, and total 76,342,630 shares of voting stock outstanding as of the record date. The holders of the Series D Preferred Stock, the Series F Preferred Stock and the Series H Preferred Stock have no voting rights with respect to any matter to be voted on at this meeting.

     Stockholders may vote in person or by proxy. Except as otherwise set forth herein, each holder of Common Stock is entitled to one vote for each share of stock held as of the record date on each proposal presented in this Proxy Statement, and the holder of the Series G Preferred Stock is entitled to 8,907,363 votes with respect to the 1,500 shares of Series G Preferred Stock held by it as of the record date on each proposal presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company has retained MacKenzie Partners to assist in the solicitation of proxies for a fee not to exceed $4,000, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons. The Company will reimburse such persons for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting Procedures. Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. All shares represented by a valid proxy received before the meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. You may revoke your proxy at any time before it is actually voted at the Annual Meeting of Stockholders by delivering a written notice of revocation to the Secretary of the Company at the Company's principal office, 420 North Mary Avenue, Sunnyvale, California 94085, or by submitting a later-dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a proxy designating such person to act on your behalf.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, a board of six (6) directors, consisting of five (5) Common Stock Directors and one (1) Series G Director, will be elected by the stockholders. The nominees for election to the Board of Directors at the Annual Meeting of Stockholders as Common Stock Directors are Elizabeth A. Fetter, Philip D. Knell, Kathleen M. Layton, Tom D. Seip and Susan
G. Swenson. Steven Markman, Dennis F. Strigl and Roel Pieper also served on the Board of Directors during fiscal 2000. The Board accepted Mr. Pieper's resignation in January 2000, Mr. Strigl elected not to stand for reelection to the Board at the Annual Meeting of Stockholders held June 22, 2000, and Dr. Markman has resigned as Chairman and a director of the Company effective April 20, 2001. The Board of Directors has expressed its intention to appoint Ms. Swenson, if elected, as Chairman of the Board of Directors at a meeting of the Board of Directors to be held immediately following the Annual Meeting of Stockholders. The nominee for election to the Board of Directors at the Annual Meeting of Stockholders as the Series G Director is Chester A. Huber, Jr. See "Certain Relationships and Related Transactions" for a description of the transaction pursuant to which the holder of Series G Preferred Stock is entitled to elect a director.

     If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2002 and until their successors are elected and qualified. If any nominee, other than the Series G Director, declines to serve or becomes unavailable to serve for any reason, or if another vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate. If the Series G nominee for any reason is unable to serve or for good cause will not serve, the proxies entitled to vote for such nominee may be voted for a substitute nominee designated by General Motors Corporation.

     The table below sets forth, for persons who are nominees for election to the Board of Directors at this meeting, certain information with respect to age and background.

     COMMON STOCK DIRECTORS            POSITION WITH THE COMPANY      AGE   DIRECTOR SINCE
     ----------------------            -------------------------      ---   --------------
Elizabeth A. Fetter                Director                           42         2000
Philip D. Knell                    Director                           56         1998
Kathleen M. Layton                 Chief Executive Officer and        53         2001
                                   President, Director
Tom D. Seip                        Director                           51         2000
Susan G. Swenson                   Director                           53         1997

        SERIES G DIRECTOR              POSITION WITH THE COMPANY      AGE   DIRECTOR SINCE
        -----------------              -------------------------      ---   --------------
Chester A. Huber, Jr.              Director                           46         1999

     Elizabeth A. Fetter has served as a director of the Company since January of 2000. Ms. Fetter was, from March 1999 until April 2001, President of NorthPoint Communications Group, Inc., and, from March 2000 to April 2001, she also served as its Chief Executive Officer. Ms. Fetter was also Chief Operating Officer of NorthPoint Communications Group, Inc. from March 1999 to March 2000. In January 2001, NorthPoint Communications Group, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code. From January 1998 until March of 1999, Ms. Fetter was Vice President and General Manager of the Consumer Services Group of US WEST. During 1997, Ms. Fetter served as Vice President and General Manager of Operator and Director Services for SBC Communications, Inc., and from March 1991 to October 1997, Ms. Fetter served in various executive positions at Pacific Bell, including most recently as President of the Industry Markets Group. Ms. Fetter is also a director of Andrew Corporation and Datum Inc.

     Chester A. Huber, Jr. has served as a director of the Company since December 1999. Mr. Huber was named President of OnStar Corporation in December of 1999, and was General Manager of the OnStar Division of General Motors Corporation from June of 1995 until December of 1999.

     Philip D. Knell has served as a director of the Company since June 1998. Mr. Knell has been President and General Manager of WorldCom Conferencing since September 1998, and was President and General Manager of the networkMCI Conferencing division of MCI Communications Corporation from July 1995 to September 1998.

     Kathleen M. Layton joined the Company as Chief Executive Officer and President in January 2001. Ms. Layton has also served as a Director of the Company since January 2001. Immediately prior to joining the Company, Ms. Layton served as Chief Executive Officer of S.A.I.L. Port, a technology company advancing speech, artificial intelligence and language. Prior to joining S.A.I.L., Ms. Layton was the Chief Executive Officer and President of OmniVoice Technologies, Inc., a joint venture integrating proprietary speech compression technology with wireless and Internet technologies to create voice messaging solutions for global wireless and Internet markets, from February 1998 through March 2000. From January 1997 to January 1998, Ms. Layton served as the Vice President and Director of Business Development of AmeriTech Corporation, and from June 1989 to December 1996, she was President and Chief Executive Officer of Strata Group, formerly Logica's Network Products Division.

     Tom D. Seip has served as a director of the Company since April 2000. Mr. Seip has been a private investor since June 1998. From January 1983 to June 1998, he was employed by Charles Schwab & Co. in various capacities. Mr. Seip served as Chief Executive Officer of Charles Schwab Investment Management, Inc. and as Trustee of the Schwab Family of Funds and Schwab Investments, and was a member of the Charles Schwab Management Committee from July 1992 to June 1998.

     Susan G. Swenson has served as a director of the Company since August 1997. Ms. Swenson has been President and Chief Operating Officer of Leap Wireless International, Inc. since July of 1999. Ms. Swenson was President and Chief Executive Officer of Cellular One from March 1994 to July 1999. Ms. Swenson is also a director of Leap Wireless International, Inc., Wells Fargo & Company and Palm, Inc.

BOARD OF DIRECTORS' COMMITTEES AND MEETINGS

     During the year ended December 31, 2000, the Board of Directors held twelve
(12) meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of the Board of Directors and any committee of the Board of Directors on which he or she served.

     The Company has a Nominating Committee, an Audit Committee and a Compensation Committee.

     The Nominating Committee's function is to identify and recommend from time to time candidates for nomination for election as directors of the Company. The members of the Nominating Committee at the end of fiscal 2000 were, and as of April 20, 2001 are, Messrs. Huber, Knell and Seip, Ms. Fetter and Ms. Swenson. During the year ended December 31, 2000, the Nominating Committee did not meet formally.

     The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company. A copy of the Audit Committee Charter is attached as Appendix A. The members of the Audit Committee during fiscal 2000 were Ms. Fetter, Ms. Swenson, and Mr. Strigl, who was replaced by Mr. Seip in June 2000. The members of the Audit Committee as of April 20, 2001 are Mr. Seip, Ms. Fetter and Ms. Swenson. During the year ended December 31, 2000, the Audit Committee held four (4) meetings. For additional information concerning the Audit Committee, see "AUDIT COMMITTEE REPORT."

     The Compensation Committee's function is to review and approve compensation levels and stock option grants for employees of the Company, as well as specific compensation for all executive officers of the Company. The members of the Compensation Committee at the end of fiscal 2000 were, and as of April 20, 2001 are, Mr. Knell and Ms. Swenson. During the year ended December 31, 2000, the Compensation Committee held three (3) meetings. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

     Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to the Secretary of the Company in accordance with the Company's bylaws. Nominations of directors by stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company at its offices at 420 North Mary Avenue, Sunnyvale, California 94085 no later than January 16, 2002.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     If a quorum is present, the five (5) nominees for Common Stock Directors receiving the highest number of votes by the holders of Common Stock and the Series G Preferred Stock voting as a single class (on an as-if-converted basis with respect to the Series G Preferred Stock) will be elected as Common Stock Directors, and the one (1) nominee for Series G Director receiving the majority of the votes by the holder of the Series G Preferred Stock will be elected as the Series G Director. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining whether a quorum is present, but will have no effect on the outcome of the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected KPMG LLP as its independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2001. KPMG LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 2000. A representative of KPMG LLP is expected to be present at the Annual Meeting, will be provided with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

AUDIT FEES

     For the year ended December 31, 2000, KPMG LLP, the Company's independent auditors, will charge the Company an aggregate of approximately $188,500 for professional services rendered for the audit of the Company's financial statements for such period and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q during such period.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     For the year ended December 31, 2000, KPMG LLP billed the Company an aggregate of $87,880 for all other services not described above under the caption "Audit Fees" during such period.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of the Company's Common Stock and Series G Preferred Stock (voting as a single class, on an as-if-converted basis with respect to the Series G Preferred Stock) present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders at which a quorum is present is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock as of March 31, 2001 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each current director of the Company, (iii) the Chief Executive Officer at December 31, 2000, the four other most highly compensated executive officers of the Company at December 31, 2000 whose salary and bonus for the year ended December 31, 2000 exceeded $100,000, and a former executive officer of the Company whose salary and bonus for the year ended December 31, 2000 exceeded $100,000 but who was not an executive officer as of December 31, 2000 (the "Named Executive Officers") and
(iv) all current executive officers and directors of the Company as a group.

                                            SHARES OF COMMON STOCK     SHARES OF PREFERRED STOCK
                                           BENEFICIALLY OWNED(2)(3)     BENEFICIALLY OWNED(2)(3)
                                          --------------------------   --------------------------
                                           NUMBER OF      PERCENTAGE    NUMBER OF      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)     SHARES        OF CLASS       SHARES        OF CLASS
----------------------------------------  ------------    ----------   ------------    ----------
5% STOCKHOLDERS
General Motors Corporation(4).........      11,876,484(5)   14.97%       11,876,484(5)    100%
  1400 Stephenson Highway
  Troy, MI 48083
OFFICERS AND DIRECTORS
Mary E. Doyle(6)......................         454,063          *                --        --
Elizabeth A. Fetter(7)................          13,333          *                --        --
Linda A. Hayes(8).....................         414,833          *                --        --
Chester A. Huber, Jr.(9)..............              --          *                --        --
Philip D. Knell(10)...................          56,167          *                --        --
Danny B. Lange(11)....................          81,014          *                --        --
Rose M. Marcario(12)..................         131,250          *                --        --
Steven Markman, Ph.D.(13).............       1,323,950       1.70%               --        --
Elena M. Morera(14)...................         246,668          *                --        --
Tom D. Seip(15).......................          10,833          *                --        --
Susan G. Swenson(16)..................          37,500          *                --        --
Executive officers and directors as a
  group (13 persons)(17)..............       2,342,514       2.98%               --        --

---------------
  *  Less than 1%

 (1) Except as otherwise indicated, the address of each beneficial owner is in care of the Company at 420 North Mary Avenue, Sunnyvale, California 94085.

 (2) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock and/or Preferred Stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (3) Calculations of percentages of beneficial ownership are based upon 67,435,267 shares of Common Stock and 8,907,363 shares of Series G Preferred Stock outstanding (on an as-if-converted basis) as of March 31, 2001. Calculations assume the exercise by only the respective named stockholder of all options to purchase Common Stock or convertible securities beneficially held by such stockholder, if any, which are exercisable within 60 days of March 31, 2000, except as indicated in footnote (4) below.

 (4) Includes 8,907,363 shares of Common Stock that may be acquired by General Motors Corporation upon conversion of the 1,500 shares of Series G Preferred Stock currently held by it and 2,969,121 shares of Common Stock that may be acquired by General Motors Corporation upon exercise of a warrant to purchase an additional 500 shares of Series G Preferred Stock, and conversion of that stock to Common Stock.

 (5) General Motors Corporation is entitled to vote 8,907,363 shares on an as-if-converted basis (or 100% of the voting preferred stock), but see footnote 4 above.

 (6) Includes 446,563 shares subject to stock options exercisable within 60 days of March 31, 2001.

 (7) Includes 13,333 shares subject to stock options exercisable within 60 days of March 31, 2001.

 (8) Includes 414,833 shares subject to stock options exercisable within 60 days of March 31, 2001.

 (9) Does not include 8,907,363 shares (representing 1,500 shares of Series G Preferred Stock on an as-if converted basis) or 2,969,121 shares (representing a warrant to purchase an additional 500 shares of Series G Preferred Stock on an as-if converted basis) held by General Motors Corporation, the sole stockholder of OnStar Corporation, of which Mr. Huber is President. See footnote 4 above.

(10) Includes 54,167 shares subject to stock options exercisable within 60 days of March 31, 2001.

(11) Includes 79,042 shares subject to stock options exercisable within 60 days of March 31, 2001.

(12) Includes 131,250 shares subject to stock options exercisable within 60 days of March 31, 2001.

(13) Includes 1,185,196 shares subject to stock options exercisable within 60 days of March 31, 2001.

(14) Includes 246,668 shares subject to stock options exercisable within 60 days of March 31, 2001.

(15) Includes 10,833 shares subject to stock options exercisable within 60 days of March 31, 2001.

(16) Includes 37,500 shares subject to stock options exercisable within 60 days of March 31, 2001.

(17) Includes 2,194,260 shares subject to stock options exercisable within 60 days of March 31, 2001 held by all current executive officers and directors as a group.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the total compensation of the Named Executive Officers for the years ended December 31, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                                    ANNUAL           ------------------------
                                                 COMPENSATION        RESTRICTED    SECURITIES
                                             --------------------       STOCK      UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)    AWARD(S)($)   OPTIONS(#)   COMPENSATION($)
    ---------------------------       ----   ---------   --------    -----------   ----------   ---------------
Steven Markman, Ph.D.(1)............  2000   $350,000    $163,200(2)     --              --              --
  Chairman, Chief Executive           1999    350,000          --        --              --              --
  Officer and President               1998    319,423     273,000(4)     --         652,793              --
Mary E. Doyle.......................  2000    200,000      94,533(2)     --         124,000              --
  Senior Vice President, Business
  Affairs                             1999    200,000          --        --         225,000
  General Counsel and Secretary       1998    196,615     100,000(4)     --         150,000              --
Danny B. Lange(5)...................  2000    184,307     100,333(2)     --         320,000              --
  Chief Technology Officer            1999    147,769      38,000(3)     --          23,000              --
                                      1998    111,011      28,600(4)     --          10,000              --
Rose M. Marcario(6).................  2000    250,000      74,800(2)     --         100,000         $33,024(7)
  Chief Financial Officer             1999     38,462      35,000(8)     --         350,000           6,401(7)
                                      1998         --          --        --              --              --
Elena M. Morera.....................  2000    177,107      69,133(2)     --         150,000
  Vice President, Human Resources     1999    142,000          --        --         100,000              --
                                      1998    139,647      42,600(4)     --          70,000              --
Former Officer:
Linda A. Hayes(9)...................  2000    239,807      35,833(10)     --             --              --
  Senior Vice President, Marketing    1999    215,000          --        --         150,000              --
                                      1998    234,150      75,100(4)     --         225,000              --

---------------
 (1) Effective December 31, 2000, Dr. Markman resigned as Chief Executive Officer and President of the Company and was succeeded by Kathleen M. Layton effective January 1, 2001. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

 (2) Includes bonuses earned in fiscal 2000 but in some cases partially paid in fiscal 2001, and for Mr. Lange, Ms. Doyle and Ms. Morera includes a retention bonus paid in 2000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

 (3) Includes a bonus earned in fiscal 1999 but paid in fiscal 2000.

 (4) Includes bonuses earned in fiscal 1998 but paid in fiscal 1999.

 (5) Mr. Lange's employment with the Company was terminated in March 2001.

 (6) Ms. Marcario joined the Company in November 1999.

 (7) Represents payment for costs incurred in connection with Ms. Marcario's employment transition.

 (8) Includes a sign-on bonus paid in connection with Ms. Marcario's employment.

 (9) Ms. Hayes resigned as an officer of the Company in June 2000.

(10) Includes a retention bonus paid in 2000 to Company employees. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 2000 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS IN FISCAL 2000
                              --------------------------------------------------
                                           % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                              NUMBER OF     OPTIONS                                  AT ASSUMED ANNUAL RATES
                              SECURITIES   GRANTED TO                              OF STOCK PRICE APPRECIATION
                              UNDERLYING   EMPLOYEES    EXERCISE OR                    FOR OPTION TERM(4)
                               OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   ---------------------------
           NAME               GRANTED(1)    YEAR(2)      ($/SH)(3)       DATE         5%($)         10%($)
           ----               ----------   ----------   -----------   ----------   -----------   -------------
Steven Markman, Ph.D. .....         --         --             --             --           --              --
Mary E. Doyle..............     84,000        2.2%        4.9688       08/01/10     $262,488      $  665,195
Mary E. Doyle..............     40,000        1.0%        2.3594       12/14/10       59,353         150,411
Danny B. Lange.............    250,000        6.5%        4.7813       06/15/10      751,733       1,905,040
Danny B. Lange.............     70,000        1.8%        2.3594       12/14/10      103,867         263,219
Rose M. Marcario...........    100,000        2.6%        2.3594       12/14/10      148,381         376,028
Elena M. Morera............     75,000        1.9%        4.9688       08/01/10      234,364         593,924
Elena M. Morera............     75,000        1.9%        2.3594       12/14/10      111,286         282,021
Former Officer:
Linda A. Hayes.............         --         --             --             --           --              --

---------------
(1) Generally, options granted in 2000 under the Amended and Restated 1990 Stock Option Plan and the 2000 Stock Option Plan vest at the rate of 1/4 on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the continued employment of the option holder.

(2) The total number of shares subject to options granted to employees in fiscal 2000 was 3,849,500, which number includes options granted to employee directors, but excludes options granted to nonemployee directors and consultants.

(3) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(4) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission's rules, and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not be achieved.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the year ended December 31, 2000, and unexercised options held as of December 31, 2000, by the Named Executive Officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                     OPTIONS AT 12/31/2000(1)      OPTIONS AT 12/31/2000(2)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME               EXERCISE     REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Steven Markman, Ph.D. .....      --            --         1,117,197       285,596      $     0.00      $    0.00
Mary E. Doyle..............      --            --           398,542       270,458       22,034.95       2,003.05
Danny B. Lange.............      --            --            78,625       324,375            0.00           0.00
Rose M. Marcario...........      --            --            94,792       355,208            0.00           0.00
Elena M. Morera............      --            --           222,708       197,292       15,739.05       1,430.95
Former Officer:
Linda A. Hayes.............      --            --           361,813       143,187            0.00           0.00

---------------
(1) Includes options granted at an exercise price greater than the per share closing price of $1.406, as reported on The Nasdaq National Market, on December 29, 2000.

(2) Based on the per share closing price of $1.406 on December 29, 2000, as reported on The Nasdaq National Market, less the exercise price, multiplied by the number of shares underlying the options.

(3) Based on the sale price of the Company's Common Stock on the exercise date, less the exercise price, multiplied by the number of shares underlying the options.

COMPENSATION OF DIRECTORS

     Each eligible outside director who is not an employee of the Company or of any parent or subsidiary corporation of the Company and was a director at the time of disbursement was entitled to receive the following amounts of cash compensation for his or her services as a director of the Company: (i) $10,000 per year, payable on the last day of the Company's fiscal year, and (ii) $1,000 or $500 for each regular or special meeting attended by the eligible outside director in person or by telephone, respectively (the "Directors Compensation Plan"). In addition, each eligible outside director was entitled to reimbursement of travel expenses reasonably incurred by him or her in connection with attending any regular or special meeting of the Board of Directors. Furthermore, the 1994 Outside Directors Stock Option Plan (the "Directors Stock Option Plan") provides for automatic initial and annual grants of nonqualified stock options to directors of the Company who are not employees of the Company or of any affiliated corporation. For purposes of the foregoing, any non-employee director will be ineligible to participate either in the Directors Compensation Plan or in the Directors Stock Option Plan if the director's employer is a stockholder of the Company or an affiliated corporation of a stockholder of the Company, or if the director's employer holds a technology license from the Company or is an affiliated corporation of such license holder. During the fiscal year ended December 31, 2000, each of Mr. Seip and Ms. Fetter received under the Directors Stock Option Plan an initial option grant for 40,000 shares of Common Stock. Mr. Knell and Ms. Swenson received under the Directors Stock Option Plan an annual option grant for 10,000 shares of Common Stock. Mr. Huber is ineligible to participate under both the Directors Compensation Plan and the Directors Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In September 1996, the Company entered into an employment agreement with Steven Markman commencing September 19, 1996. The employment agreement was amended in December 1997, in October 1999 and in October 2000 (together with the employment agreement, the "Employment Agreement"). The Employment Agreement provides that Dr. Markman serve as the Company's Chairman of the Board of Directors, President and Chief Executive Officer for an annual salary of $300,000, subject to annual review by the Board of Directors, and during the first twelve months of his employment, a guaranteed bonus of not less than twenty percent (20%) of his then-current salary. The Employment Agreement further provides that Dr. Markman will be eligible to receive an annual bonus and that his target eligibility will be 80% of his base rate of pay. In accordance with the Employment Agreement, the Company granted Dr. Markman options for 750,000 shares of the Company's Common Stock. In addition, as further required by his Employment Agreement, the Company granted Dr. Markman the right to purchase up to 135,000 restricted shares of the Company's Common Stock at a price of $0.10 per share. Dr. Markman exercised this right in March 1997. 67,500 of the restricted shares vested in September 1997 and the remaining 67,500 shares vested in September 1998. As permitted under the Employment Agreement, Dr. Markman surrendered 22,562 and 23,584 shares of Common Stock of the Company in September 1997 and September 1998, respectively, in satisfaction of the income and employment tax withholding obligations arising upon the vesting of the restricted shares. Either party may terminate the Employment Agreement at any time, provided that, if prior to September 19, 2002, the Company terminates Dr. Markman's employment other than for "cause" (and not as a result of his death or "disability" (as defined in the agreement)) or Dr. Markman resigns for "good reason" (as defined in the agreement), then (i) Dr. Markman will be entitled to receive his final salary rate for two years, as well as any bonus he would otherwise have earned in the year of his termination, and
(ii) all restricted stock and all stock options previously granted to Dr. Markman by the Company will continue to vest during the period of salary continuance, and such stock options will remain exercisable for a period of 18 months following the later of the date Dr. Markman is terminated as the Company's Chief Executive Officer or the date of such option vesting. If Dr. Markman's employment is terminated by the Company without cause or if Dr. Markman resigns for good reason during the period beginning 30 days prior to the first public announcement that the Company has entered into an agreement that results in a change in control (as defined in the agreement) and ending one year following the change in control, then Dr. Markman is entitled under the Employment Agreement to the same benefits described in the preceding sentence, except all of his unvested outstanding stock options will immediately vest. Dr. Markman resigned as an officer and director of the Company effective April 20, 2001, entitling him to severance as set forth above. The Company is currently finalizing an option grant to Dr. Markman in lieu of certain cash compensation otherwise owing to him pursuant to his Employment Agreement.

     In August 1997, the Company entered into a letter agreement with Linda A. Hayes (the "August 1997 letter agreement"). The August 1997 letter agreement provided that Ms. Hayes serve as the Company's Vice President, Marketing, for an annual salary of $180,000. The August 1997 letter agreement also provided that Ms. Hayes was eligible to participate in the Company's bonus plan, with an initial target eligibility of 36% of her base pay. The bonus for the second half of 1997 and first half of 1998 was guaranteed in the amount of $64,800. In accordance with her August 1997 letter agreement, the Company granted Ms. Hayes options for 130,000 shares of the Company's Common Stock, twenty percent of which vested 90 days following her date of employment. Upon a "transfer of control" (as defined in the Company's standard form of stock option agreement), all of the shares subject to this option will become fully vested and exercisable as of the date ten days prior to the date of the transfer of control. In May 2000, the Company entered into a severance agreement with Ms. Hayes, amending the August 1997 letter agreement. Ms. Hayes' severance agreement provides that, effective June 16, 2000, Ms. Hayes is employed part-time as the Chief Marketing Advisor for the Company through June 15, 2002, when Ms. Hayes' employment with the Company terminates. The severance agreement provides that Ms. Hayes will be compensated until June 15, 2001 at her base rate of pay as of May 25, 2000, and from June 16, 2001 until June 15, 2002, at fifty percent (50%) of such amount. Ms. Hayes' stock options continue to vest, and she is treated as a member of "Executive Management" for purposes of the Company's Change of Control Plan through June 15, 2002. Ms. Hayes may terminate the severance agreement for any reason at any time, and the Company may terminate the severance agreement only for cause. If Ms. Hayes terminates the severance agreement, no further salary, benefits or other consideration are payable by the Company, unless the termination is due to disability or death, in which event Ms. Hayes, or her estate, as the case may be, will continue to receive her salary for the lesser of six months or through June 15, 2002.

     In October 1999, the Company entered into a letter agreement with Rose M. Marcario, amended November 2000 (the "October 1999 letter agreement"). The agreement provides that Ms. Marcario serve as the Company's Senior Vice President, Finance and Administration, and Chief Financial Officer for an annual salary of $250,000 and an annual bonus of up to 50% of her base pay. Ms. Marcario also received a one-time sign-on bonus of $35,000 and relocation expenses in an amount up to $70,000 under the October 1999 letter agreement. In accordance with the October 1999 letter agreement, the Company granted Ms. Marcario options to purchase 350,000 shares of the Company's Common Stock.

     In April 2000, the Company entered into a letter agreement with Paula E. Skokowski (the "April 2000 letter agreement") which provides that Ms. Skokowski serve as the Company's Vice President of Marketing for an annual salary of $200,000 and a performance bonus of up to 50% of her base pay. In accordance with the April 2000 letter agreement, the Company granted Ms. Skokowski options to purchase 200,000 shares of the Company's Common Stock. If the Company terminates Ms. Skokowski's employment prior to the end of her first twelve months of service for any reason (other than just cause, or upon her death, disability or voluntary resignation), Ms. Skokowski will receive her base salary for a period of six months from the date of termination.

     In June 2000, the Company entered into a letter agreement with Dennis M. Kilian (the "June 2000 letter agreement") which provided that Mr. Kilian serve as the Company's Senior Vice President of Sales for an annual salary of $200,000 and a bonus of up to 60% of his base pay, payable quarterly. In accordance with the June 2000 letter agreement, the Company granted Mr. Kilian options to purchase 200,000 shares of the Company's Common Stock. In February 2001, the Company entered into a severance agreement with Mr. Kilian, effective February 28, 2001, which provided for a severance payment of $73,630.92, less applicable taxes, payable upon execution. No further, additional or other sums, benefits or consideration are payable to Mr. Kilian under the terms of his severance agreement.

     Effective January 1, 2001, the Company entered into a letter agreement with Kathleen M. Layton (the "January 2001 letter agreement") which provides that Ms. Layton serve as the Company's President and Chief Executive Officer for an annual salary of $350,000, subject to annual review by the Board of Directors, and during the first twelve months of her employment, a guaranteed bonus of not less than sixty percent (60%) of her then-current salary, payable quarterly. Thereafter, Ms. Layton will be eligible to receive a performance bonus of up to 60% of her base pay, payable quarterly. In addition, under the January 2001 letter agreement, Ms. Layton is eligible to receive reimbursement for relocation and temporary living expenses incurred during the first twenty-four (24) months of employment in an amount up to $180,000, to be repaid if Ms. Layton voluntarily terminates her employment with the Company within the first twelve months of her employment. In accordance with the January 2001 letter agreement, the Company granted Ms. Layton options to purchase 1,500,000 shares of the Company's Common Stock. The January 2001 letter agreement also provides that the Company will use its best efforts to have Ms. Layton elected to the Company's Board of Directors. Either party may terminate the January 2001 letter agreement at any time, provided that if the Company terminates Ms. Layton's employment other than for "cause" (and not as a result of her death or "disability" (as defined in the agreement)) or Ms. Layton resigns for "good reason" (as defined in the agreement), then (i) Ms. Layton will be considered to be an employee but not an officer of the Company and will be entitled to receive her final salary rate (but in no case less than $350,000) for two years from the date of termination, as well as any bonus she would otherwise have earned in the year of her termination, and (ii) all stock options previously granted to Ms. Layton by the Company will continue to vest during the period of salary continuance, and such stock options will remain exercisable for a period of 18 months following the later of the date Ms. Layton is terminated as the Company's Chief Executive Officer or the date of such option vesting. If Ms. Layton's employment is terminated by the Company without cause or if Ms. Layton resigns for good reason during the period beginning 30 days prior to the first public announcement that the Company has entered into an agreement that results in a "change in control" (as defined in the agreement) and ending one year following the "change in control," then Ms. Layton is entitled to the same benefits described in the preceding sentence, except that all of her unvested outstanding stock options will immediately vest.

     In April 2001, the Company entered into a letter agreement with Mark D. Strumwasser (the "April 2001 letter agreement") which provides that Mr. Strumwasser serve as the Company's Vice President of Sales for an annual salary of $200,000 and a performance bonus of up to 25% of his base pay, payable quarterly, and guaranteed for 2001 (to be paid over the remaining 3 quarters). In addition to the performance bonus,

Mr. Strumwasser is eligible to receive up to $100,000 in commissions during the year. The April 2001 letter agreement also provides for a grant to Mr. Strumwasser of options to purchase 250,000 shares of the Company's Common Stock. If the Company terminates Mr. Strumwasser's employment prior to the end of his first six months of service for any reason (other than just cause, or upon his death, disability or voluntary resignation), Mr. Strumwasser will receive his base salary for a period of three months from the date of termination.

     In April 1998, the Board of Directors adopted a Change of Control Plan (the "Plan") for all of its employees, including the executive officers other than the Chief Executive Officer, which provides for the payment of certain severance benefits in the event of a change of control in the beneficial ownership of the Company (as defined in the Plan). The Plan provides that in the event of a change of control in which the employees' stock options are not assumed or substituted for by the acquiring corporation, such options will become fully vested and exercisable as of a date prior to the change of control. In addition, the Plan provides that severance benefits will be payable to the employees upon the occurrence of both of the following: (1) a change of control of the Company, and (2) within twelve months after the change of control, the involuntary termination of such individual's employment by the Company other than for "cause" or the voluntary termination of such individual's employment by such individual for "good reason" (as those terms are defined in the Plan). Upon the occurrence of the events described in the preceding sentence, each executive officer other than Chief Executive Officer, will be entitled to receive the following benefits: (a) a lump sum cash payment equal to the sum of (i) his or her then-effective annual base salary, plus (ii) 100% of his or her bonus at the "on-target" level for the year in which the termination occurs, and (b) full accelerated vesting of any options to purchase shares of the Company's Common Stock.

     In September 1999, the Compensation Committee of the Board of Directors authorized payment of a retention bonus to each employee of the Company, other than Messrs. McCormick and Surace and the Chief Executive Officer, equivalent to one month's base salary, less applicable withholding, payable January 14, 2000, provided such employee was employed as of December 31, 1999, and an additional month's base salary, less applicable withholding, payable April 7, 2000, provided such employee was employed through March 31, 2000.

     In September 1999, the Compensation Committee authorized the Company to enter into severance agreements with executives of the Company at the vice president level as of that date, other than Mr. McCormick, providing for payment of six (6) months of base salary in the event of involuntary termination other than for cause. As of March 2001, only Ms. Doyle and Ms. Morera were eligible for this benefit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1999, the Company entered into a Series G Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement") with General Motors Corporation, by and through its OnStar subsidiary ("General Motors"), pursuant to which General Motors purchased for a total of $15,001,000 (i) 1,500 shares of the Company's Series G Preferred Stock (the "Series G Preferred") and (ii) a warrant (the "Warrant") to purchase up to an additional 500 shares of Series G Preferred. The Series G Preferred is convertible into 8,907,363 shares of Common Stock, subject to adjustment in certain circumstances, or approximately 22% of the outstanding Common Stock of the Company immediately after the transaction and approximately 13% of the outstanding Common Stock as of March 31, 2001. The Warrant is convertible into up to 2,969,121 shares of Common Stock, subject to adjustment in certain circumstances, or up to an additional approximately 7% of the outstanding Common Stock of the Company immediately after the transaction and up to an additional approximately 4% of the outstanding Common Stock as of March 31, 2001. In connection with the sale of Series G Preferred, General Motors was granted certain registration rights. In addition, as a condition to the sale of the Series G Preferred, the Company entered into a Development and License Agreement pursuant to which the Company received a $5 million nonrefundable fee from General Motors for the license of certain of the Company's technologies. Pursuant to the Purchase Agreement, in December 1999 General Motors appointed Chester A. Huber, Jr., President of its OnStar subsidiary, to the Company's Board of Directors.

     In June 1998, the Company entered into an agreement with Brooks Fiber Communications ("BFC") pursuant to which BFC provides telecommunications services to the Company. Under the agreement, the Company paid an $8,000 installation fee and agreed to pay approximately $13,000 per month in usage fees until June 2003. In March 1999, the Company entered into an agreement with WorldCom Technologies, Inc. pursuant to which WorldCom Technologies, Inc. ("WTI") provides Internet telecommunications services to the Company. Under the agreement, the Company paid a $3,000 start-up fee, $6,000 per month for the first twelve months and $10,800 per month thereafter. BFC and WTI are wholly-owned subsidiaries of MCI WorldCom, Inc. Philip D. Knell, a director of the Company, is President and General Manager of WorldCom Conferencing.

     The Company has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. The Company maintains an insurance policy covering officers and directors of the Company under which the insurer has agreed to pay the amount of any claim made against the officers or directors of the Company that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions and conditions. The policy has a coverage limit of $15,000,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during fiscal 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, the Compensation Committee consisted of Ms. Swenson and Mr. Knell. No member of the committee is a current or former officer or employee of the Company or has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Additionally, the Audit Committee did consider the independent auditors provision of non-audit related tax work and found it not to be incompatible with the independence required of the independent auditors.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Elizabeth A. Fetter
                                          Tom D. Seip
                                          Susan G. Swenson

     The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of two non-employee directors, Ms. Swenson and Mr. Knell. The Committee is responsible for setting and administering policies and plans governing compensation of executive officers. In addition, the Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION PHILOSOPHY

     The Company applies a consistent compensation philosophy for all of its employees, including its executive officers. The Company's compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Committee believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance, and seeks to design its total compensation package to elicit the highest degree of productivity and commitment from all executive officers. Equity-based compensation is also extremely important to the Committee because it enables employees, including executive officers, to identify more closely with the Company and aligns their interests with those of the Company's stockholders. The Committee believes that this fosters a strong employee interest in increasing stockholder value through the appreciation of the Company's Common Stock.

COMPONENTS OF COMPENSATION

     There are three components of the Company's executive compensation program which support the goal of aligning compensation with the value created for the Company's stockholders while providing incentives to further the Company's strategic objectives: base salary, performance-based bonuses and stock options.

  Base Salary

     The Committee strives to offer salaries to its executive officers that are competitive with salaries offered by companies of similar size, complexity and market valuation or capitalization in the high technology industry in Silicon Valley. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. In determining the salaries of the executive officers, the Committee considers information provided by the Company's Vice President of Human Resources, as well as salary surveys, including those prepared by Radford Associates, an employment compensation consulting firm, and similar data available from independent sources. In preparing the performance graph set forth in the section entitled

"COMPARISON OF STOCKHOLDER RETURN," the Company has selected the Hambrecht & Quist Total Return Technology Index as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

     Other than a May 2000 salary increase associated with Danny Lange's promotion to Chief Technical Officer, no salary increases were approved by the Committee in 2000. The last salary increase for the Named Executive Officers was a December 1999 merit increase of approximately 20% and a 10% increase in the target bonus for Elena M. Morera, the Company's Vice President of Human Resources. Salary increases are generally based upon increased levels of responsibility and performance expected of each officer, contributions of each officer to the Company and salary levels offered by comparable companies to executive officers in comparable positions. In determining salary adjustments, the Committee considers information provided by the Company's Vice President of Human Resources, as well as executive compensation consultants, salary surveys, including those prepared by Radford Associates, and similar data available from independent sources.

  Bonuses

     Target amounts of cash bonuses for each executive officer under the Company's Executive Bonus Plan are reviewed annually by the Committee. Target bonuses in 2000 under the 2000 Bonus Plan for Executive Officers (other than the Chief Executive Officer), as of the end of the year, represented between approximately 40% and 60% of annual salary. Executive officers other than the Chief Executive Officer are eligible for the target bonus based on the Company's achievement of Company performance targets, which in 2000 was achievement of revenue goals. Based on the Company's 2000 performance, bonuses were payable to executive officers at a percentage of target.

  Equity Incentives

     The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the stock ownership of other officers of the Company, the number of shares which continue to be subject to vesting under outstanding options, the compensation paid by other similarly situated companies to their executive officers and the expected future contribution of the officer to the Company's performance. The Committee gives primary weight to the officer's position and expected future contributions.

     The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. To enable the Company to grant sufficient options to attract and retain key officers, the Committee amended the 1990 Stock Option Plan in November 1996 to eliminate a limitation on the maximum aggregate number of shares for which options could be granted to any employee in any fiscal year which would have enabled compensation related to options granted under the plan to be exempt from the effects of Section 162(m). Neither the 2000 Stock Option Plan nor the 2000 Nonstatutory Stock Option Plan contain a limitation on the maximum aggregate number of shares for which options may be granted to any employee in a fiscal year. Therefore, options granted after November 1996 under the 1990 Stock Option Plan and options granted under the 2000 Stock Option Plan and the 2000 Nonstatutory Stock Option Plan are not exempt from the deduction limitation. In making this amendment and approving the 2000 Stock Option Plan and the 2000 Nonstatutory Stock Option Plan, the Committee considered that in light of the Company's cumulative net operating loss carry forward it was unlikely that the Company would have a benefit for the foreseeable future from the deduction, if any, resulting from excess compensation realized upon the exercise of executive officers' options. The Committee does not believe that, in general, other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Company and Dr. Markman entered into an employment agreement in September 1996 following arms-length negotiations and approval by the Committee. Under the agreement, Dr. Markman is entitled to an annual salary of $300,000, subject to annual review by the Board of Directors, and is eligible to receive an annual bonus targeted at 80% of his annual base rate of pay. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements." In January 1999, the Committee increased Dr. Markman's annual base compensation for the fiscal year 1999 to $350,000, effective September 1998. The Committee did not increase Dr. Markman's annual base compensation during fiscal year 2000 but did award him a bonus of $163,200 for the year, $63,360 of which was paid in October 2000 based on the Company's revenues in the third quarter, and $99,840 of which was paid in January 2001, based on the Company's revenues in the fourth quarter of 2000.

                                          COMPENSATION COMMITTEE

                                          Susan G. Swenson
                                          Philip D. Knell

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual cumulative total return on the Company's Common Stock with the annual cumulative total return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the JP Morgan H&Q Technology Index ("H&Q Index") for the period commencing on December 1, 1995 and ending on December 31, 2000(1).

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 1, 1995,
                           THROUGH DECEMBER 31, 2000
                  GENERAL MAGIC, INC., NASDAQ US AND H&Q INDEX
[PERFORMANCE GRAPH]

                                                                                  JPMORGAN H&Q            NASDAQ STOCK MARKET -
                                                      GENERAL MAGIC                TECHNOLOGY                     U.S.
                                                      -------------               ------------            ---------------------
Dec-95                                                      100                         100                         100
Jan-96                                                    94.12                      101.48                       100.5
Feb-96                                                    68.24                      106.56                      104.33
Mar-96                                                    55.29                      101.93                      104.68
Apr-96                                                    54.12                      116.01                      113.36
May-96                                                    70.59                      117.76                      118.55
Jun-96                                                    62.35                      109.18                      113.21
Jul-96                                                    42.35                       97.96                      103.13
Aug-96                                                    38.82                      103.89                      108.93
Sep-96                                                       40                       115.9                      117.26
Oct-96                                                    28.24                      114.25                      115.95
Nov-96                                                    27.06                      127.72                      123.14
Dec-96                                                    21.76                      124.29                      123.04
Jan-97                                                    14.71                       137.6                      131.77
Feb-97                                                    11.18                      126.36                      124.47
Mar-97                                                    10.59                      118.47                      116.36
Apr-97                                                       10                      122.85                      119.98
May-97                                                    15.88                      141.34                      133.57
Jun-97                                                    18.82                      142.59                      137.68
Jul-97                                                       20                      165.53                      152.18
Aug-97                                                    16.47                         166                      151.96
Sep-97                                                    20.59                      172.81                      160.96
Oct-97                                                    22.35                      154.35                      152.58
Nov-97                                                    16.47                      152.74                      153.38
Dec-97                                                    12.94                      145.71                      150.69
Jan-98                                                    12.94                      155.06                      155.47
Feb-98                                                    21.18                       173.5                      170.07
Mar-98                                                    38.82                      176.43                      176.36
Apr-98                                                    75.29                       183.3                      179.34
May-98                                                    98.82                      169.92                      169.38
Jun-98                                                   115.88                      180.62                      181.23
Jul-98                                                    75.29                      178.34                      179.11
Aug-98                                                    51.76                      140.26                      143.61
Sep-98                                                    63.53                      160.56                      163.53
Oct-98                                                    54.12                       174.1                      170.72
Nov-98                                                       50                       194.8                      188.07
Dec-98                                                    47.35                      226.64                      212.51
Jan-99                                                    55.88                      257.65                      243.35
Feb-99                                                    46.18                       229.1                      221.56
Mar-99                                                    34.12                      246.84                      238.33
Apr-99                                                    50.59                      256.15                         246
May-99                                                    34.71                      259.67                      239.19
Jun-99                                                    33.24                      292.34                      260.71
Jul-99                                                    28.24                      288.35                      256.01
Aug-99                                                    22.94                      302.38                      266.84
Sep-99                                                    17.94                      309.27                       267.2
Oct-99                                                    15.59                      341.72                      288.62
Nov-99                                                    24.41                      399.46                      323.73
Dec-99                                                    36.47                      506.17                      394.92
Jan-00                                                    71.76                      484.27                      380.27
Feb-00                                                    98.24                      618.98                      452.52
Mar-00                                                    84.12                      570.99                      443.23
Apr-00                                                    51.76                      509.35                       372.8
May-00                                                    24.71                      447.83                      327.83
Jun-00                                                    77.06                      512.87                      385.35
Jul-00                                                    48.53                      480.07                      364.47
Aug-00                                                    66.18                      564.67                      407.54
Sep-00                                                    55.29                      503.54                      354.57
Oct-00                                                    37.94                      457.71                      325.32
Nov-00                                                    21.76                      327.65                      250.82
Dec-00                                                    13.24                      327.22                      237.62

---------------
(1) Assumes that $100.00 was invested on December 1, 1995, in the Company's Common Stock at the Company's closing bid price of $13.125 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 420 North Mary Avenue, Sunnyvale, California 94085, not later than January 16, 2002, and must satisfy the conditions established by the Securities and

Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ MARY E. DOYLE
                                          MARY E. DOYLE
                                          Secretary

May 16, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

     1. Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the National Association of Securities Dealers ("NASD") definition of "independence."

     Each member of the Company's audit committee must be financially literate and at least one member of the audit committee shall have accounting or related financial management expertise, both as provided in the NASD's rules.

     2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

          (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditor of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

          (ii) Review with the independent auditor their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters.

          (iii) Review with the independent auditor the written statement from the auditor, required by Independence Standards Board Standard No. 1, concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and, based on such review, assess the independence of the auditor.

          (iv) Review and discuss with management and the independent auditor the Company's annual audited financial statements, including a discussion of the auditor's judgment as to the quality of the Company's accounting principles.

          (v) Review with management and the independent auditor the results of any significant matters identified as a result of the independent auditor's interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as possible. The Audit Committee Chair may perform this responsibility on behalf of the Audit Committee.

          (vi) Recommend to the Board of Directors that the Company's annual audited financial statements be included in the Company's Annual Report on Form 10-K.

          (vii) Review the adequacy of the Company's internal controls and compliance policies.

          (viii) Review significant changes in the accounting policies of the Company and accounting and financial reporting rule changes that may have a significant impact on the Company's financial reports.

          (ix) Review material pending legal proceedings involving the Company and other contingent liabilities.

          (x) Review the adequacy of the Audit Committee Charter on an annual basis, and recommend changes to the Board of Directors if the Committee determines changes are appropriate.

     3. Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

                                     PROXY

                              GENERAL MAGIC, INC.

               420 NORTH MARY AVENUE, SUNNYVALE, CALIFORNIA 94085

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kathleen M. Layton and Mary E. Doyle (the "Proxies"), and each of them, each with the power to appoint a substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side all the shares of common and preferred stock of General Magic, Inc. (the "Company") held of record by the undersigned on April 20, 2001 at the Annual Meeting of Stockholders to be held on June 14, 2001 at 2:00 p.m., local time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
  SIDE                                                               SIDE

     Please mark
[X]  votes as in
     this example.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Proposal Nos. 1 and 2.

     1.  ELECTION OF DIRECTORS.  Nominees:

         COMMON STOCK DIRECTORS: (01) Elizabeth A. Fetter, (02) Philip D. Knell,
                                 (03) Kathleen M. Layton, (04) Tom D. Seip,
                                 (05) Susan G. Swenson
         SERIES G DIRECTOR:      (06) Chester A. Huber, Jr. (NOTE: Only holders
                                 of the Company's Series G Preferred Stock are entitled to vote on the election of the Series G Director.)

                         FOR          WITHHELD
                    [ ]  ALL      [ ] FROM ALL
                       NOMINEES       NOMINEES


                                                          MARK HERE
         [ ]                                             FOR ADDRESS [ ]
             --------------------------------------       CHANGE AND
             Instructions: To withhold authority to       NOTE BELOW
             vote for any individual nominee, write
             that nominee's name in the space
             provided above.

                                                        FOR  AGAINST  ABSTAIN

     2.  To ratify the appointment of KPMG LLP          [ ]    [ ]      [ ]
         as the independent auditors of the
         Company for the fiscal year ending
         December 31, 2001.

     3.  At their discretion, the Proxies are
         authorized to vote upon such other business as may properly come before the meeting.


Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:             Date:           Signature:              Date:
          ------------      ----------           -------------      -----------